EXHIBIT 99.2

Contact:
Investors:	Media:
Risa Fisher	Jennifer Meyer Newman
201-414-2002	212-624-3912
rfisher@emdeon.com	jnewman@emdeon.com
Emdeon Corporation Comments on Indictment of Former Employees
ELMWOOD PARK, NJ (December 15, 2005) — The United States Attorney for the District of South Carolina announced today the indictment of 10 former officers and employees of Medical Manager Health Systems, Inc., currently known as Emdeon Practice Services, Inc., a subsidiary of Emdeon Corporation (Nasdaq: HLTH).
The indictments brought against the former employees relate to accounting improprieties involving dealer acquisitions and other revenue recognition matters at the Medical Manager Health Systems subsidiary during the period of 1997 to 2001. The former officers under indictment include Michael A. Singer, the former Chief Executive Officer of Medical Manager Health Systems and a former director of Emdeon, John Kang, the former President of Medical Manager, and Lee Robbins, the former Chief Financial Officer of Medical Manager.
No members of Emdeon’s current management have been named in the alleged improprieties.
“We believe that this announcement is an important step towards bringing closure to this issue. The actions by the government are against former employees and do not affect in any way Emdeon’s business operations,” said Kevin Cameron, CEO, Emdeon Corporation.
Emdeon Corporation has been cooperating and intends to continue to cooperate fully with the United States Attorney’s office. In light of the information obtained by Emdeon Corporation, including that contained in the indictment, Emdeon Corporation has not uncovered information it believes would require a restatement for any of the years covered by its financial statements.
For background information concerning this investigation by the United States Attorney for the District of South Carolina, please see the Company’s SEC filings.
About Emdeon
Emdeon is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.

Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. Emdeon Practice Services provides physician practice management and electronic health record software and services that increase practice efficiency and enhance patient care. WebMD Health provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.
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